Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3) of Analex Corporation (333-124447) of our report dated April 1, 2005, with respect to the consolidated financial statements of ComGlobal Systems Incorporated as of June 30, 2004, 2003 and 2002 and for each of the three years in the period ended June 30, 2004 included in the Form 8K/A of Analex Corporation filed on or about June 15, 2005.

UHY LLP

New York, New York

July 12, 2005